Holly Energy Partners Declares Distribution
Increases quarterly distribution from $0.885 to $0.895 per unit
DALLAS, TX, April 25, 2012 – The Board of Directors of Holly Energy Partners, L.P. (NYSE:HEP) has declared a cash distribution of $0.895 per unit for the first quarter of 2012. For the prior quarter, $0.885 was distributed to unitholders. Holly Energy has increased its distribution to unitholders every quarter since becoming a public partnership in July 2004. This increase marks the thirtieth consecutive quarterly increase. The distribution will be paid May 15, 2012, to unitholders of record May 8, 2012.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Please note that one hundred (100.0%) percent of Holly Energy Partner’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Holly Energy Partner’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 42% interest (including a 2% general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Kansas, Wyoming, Idaho and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.

FOR FURTHER INFORMATION, Contact:

M. Neale Hickerson
Julia Heidenreich

Investor Relations
Holly Energy Partners
214/871-3555